SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

COMPUTER SCIENCES CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Computer Sciences Corporation

Notice of 2006 Annual Meeting of Stockholders

The 2006 Annual Meeting of Stockholders will be held on Monday, July 31, 2006, at 10:00 a.m., at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045. The purpose of the meeting is to vote on:

  the election of directors;

  the approval of the proposed 2006 Non-Employee Director Incentive Plan;

  the ratification of the appointment of independent auditors;

  a stockholder proposal on Board inclusiveness, if presented at the meeting; and

  such other business as may properly come before the meeting.

Only stockholders of record at the close of business on June 2, 2006 will be entitled to vote at the meeting and any postponements or adjournments thereof.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and vote as soon as possible.

You may vote by completing, signing, dating and returning the enclosed proxy form in the envelope provided, or by following the Internet or telephone voting procedures described on the proxy form.

By Order of the Board of Directors,

Hayward D. Fisk
Vice President, General Counsel and Secretary

El Segundo, California
June 22, 2006

TABLE OF CONTENTS

GENERAL INFORMATION
Who May Vote	1
How to Vote	1
Revocation of Proxies	2
Quorum and Vote Required	2
Other Matters to be Acted Upon at the Meeting	2
Solicitation of Proxies	3

CORPORATE GOVERNANCE
Board of Directors	4
Corporate Governance Guidelines and Codes of Ethics	4
Mandatory Retirement of Directors	4
Executive Sessions of Non-Management Directors	4
Communicating with the Board or the Presiding Director	4
Director Independence	5
Board Committees	5
Director Nomination Process	7
Director Attendance at Meetings	7
Compensation of Non-Management Directors	8
Audit Committee Report	8

PROPOSAL 1: ELECTION OF DIRECTORS	9

PROPOSAL 2: APPROVAL OF 2006 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN	10

STOCK OWNERSHIP	15

EXECUTIVE COMPENSATION
Compensation Committee Report	17
Summary Compensation Table	19
Fiscal Year 2006 Option Grants	21
Fiscal Year 2006 Option Exercises and Year End Values	22
Defined Benefit Plans	22
Severance and Change in Control Arrangements	24
Employment Agreement	24
Stock Performance	26

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS	27

PROPOSAL 4: STOCKHOLDER PROPOSAL -- BOARD INCLUSIVENESS	28

ADDITIONAL INFORMATION	30
Section 16(a) Beneficial Ownership Reporting Compliance	30
Stockholder Proposals and Nomination of Directors at the 2007 Annual Meeting	30
Householding; Availability of 2006 Annual Report and Proxy Statement	31

Appendix A: Independence Standards	A-1
Appendix B: 2006 Non-Employee Director Incentive Plan	B-1

i

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311

June 22, 2006

_________________

PROXY STATEMENT
_________________

     The Board of Directors of Computer Sciences Corporation is soliciting proxies for use at the 2006 Annual Meeting of Stockholders. The Annual Meeting will be held on Monday, July 31, 2006, at 10:00 a.m., at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045. Distribution of this proxy statement and a proxy form, together with CSC’s 2006 Annual Report, is scheduled to begin on or about June 22, 2006.

GENERAL INFORMATION

Who May Vote

     All holders of record of CSC stock as of the close of business on June 2, 2006 are entitled to vote at the Annual Meeting and any postponements or adjournments thereof. There were 187,919,035 shares of CSC stock outstanding on that date. Each share is entitled to one vote.

How to Vote

     If you receive a paper proxy or voting instruction card, you may vote your shares:

  by completing, executing and returning the proxy or voting instruction card in a timely manner;

  by using a touch-tone telephone and complying with the telephone voting instructions, if any, on the proxy or voting instruction card; or

  through the Internet, by complying with the Internet voting instructions, if any, on the proxy or voting instruction card.

     If you enrolled for electronic delivery of stockholder communications before the close of business on June 16, 2006, you will receive an e-mail with instructions for accessing this Proxy Statement, the proxy form and the 2006 Annual Report.

     All shares of CSC stock represented by proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted as follows:

  FOR the election of the nominees to the Board of Directors;

  FOR the approval of the 2006 Non-Employee Director Incentive Plan;

  FOR the ratification of the appointment of independent auditors; and

  AGAINST the approval of the stockholder proposal regarding Board inclusiveness.

     Stockholders are encouraged to conserve natural resources, as well as save the Company significant printing, mailing and tabulating costs, by visiting http://www.icsdelivery.com/csc and enrolling for electronic delivery of stockholder materials, including proxy materials and annual reports, and Internet voting. Enrollment is effective until canceled.

     Questions regarding electronic delivery or Internet voting should be directed to Investor Relations at 800.542.3070 or InvestorRelations@csc.com.

Revocation of Proxies

     You can revoke your proxy at any time before its exercise by (i) giving written notice of revocation to the Secretary of the Company, (ii) submitting a proxy with a later date or (iii) attending the Annual Meeting and voting by ballot.

Quorum and Vote Required

     The presence in person or by proxy of the holders of a majority of the outstanding shares of CSC stock will constitute a quorum at the Annual Meeting.

     In the election of directors, the seven persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. The affirmative “FOR” vote of a majority of the votes cast (i.e., of the votes “FOR” or “AGAINST”) on the matter is required to approve the 2006 Non-Employee Director Incentive Plan, provided that stockholders holding a majority of the shares of CSC stock outstanding on the record date cast votes on this matter. The affirmative “FOR” vote of a majority of the shares of CSC stock present in person or by proxy and voting on the proposal is required to ratify the appointment of independent auditors and to approve the stockholder proposal regarding Board inclusiveness.

     If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Absent a contested election, your broker, in his or her discretion, may vote your street name shares on the election of directors and the ratification of the independent auditors if you do not provide voting instructions. New York Stock Exchange rules do not permit brokers to vote on the approval of the 2006 Non-Employee Director Incentive Plan or the approval of the stockholder proposal regarding Board inclusiveness without voting instructions from the beneficial owners.

     Broker non-votes are considered present at the Annual Meeting, but not as voting. Thus, they are counted as present for purposes of determining the existence of a quorum, but are not counted for purposes of determining whether a proposal has been approved. An “ABSTAIN” vote on a proposal is also counted as present for quorum purposes, but will not be counted in the voting process.

     Holders of CSC stock are entitled to cumulate their votes for the election of directors if, on or prior to 10:00 a.m., Pacific Daylight Time, on July 29, 2006, at least one stockholder has notified CSC’s Chief Executive Officer or Secretary in writing of a desire that voting for the election of directors be cumulative. Under cumulative voting, each stockholder may allocate among the director nominees, in any manner desired, a total number of votes equal to the number of directors to be elected multiplied by the number of shares held.

     If a stockholder elects to cumulate votes but does not allocate the votes to specific director nominees, the proxy holders named in the proxy will have the discretion to cumulate votes in any manner, and to vote for less than all of the director nominees indicated on the proxy, in order to elect the maximum number of the director nominees set forth in Proposal No. 1 below.

Other Matters to be Acted Upon at the Meeting

     The Company does not know of any matter to be presented at the Annual Meeting other than those described in this Proxy Statement. If, however, other matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.

Solicitation of Proxies

     CSC is making this solicitation, and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, but without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, e-mail or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of CSC stock. We have engaged the services of Morrow & Co., Inc. with respect to proxy soliciting matters at an expected cost of approximately $8,000, not including incidental expenses.

CORPORATE GOVERNANCE

Board of Directors

     The Board of Directors is elected by the stockholders to manage the business of the Company. The Board oversees the Company’s senior management, to whom it has delegated the authority and responsibility for the day-to-day operations of the business.

Corporate Governance Guidelines and Codes of Ethics

     The Board has adopted the following:

  Corporate Governance Guidelines that govern the structure and functioning of the Board and its committees;

  a Code of Ethics and Standards of Conduct for all directors of CSC and all employees of CSC and its subsidiaries; and

  an additional Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

     All three documents are available on the Company’s Website, www.csc.com, under “Corporate Governance.” They are also available to any person, without charge, by calling 800.542.3070 or writing to:

          Investor Relations
          Computer Sciences Corporation
          2100 East Grand Avenue
          El Segundo, California 90245

     The Company will promptly disclose on its Website (i) any waiver of a director or executive officer’s compliance with the Code of Ethics and Standards of Conduct, and (ii) any amendment or waiver of the Code of Ethics for the CEO, CFO or CAO.

Mandatory Retirement of Directors

     Under our Bylaws, directors must retire by the close of the first annual meeting of stockholders held after they become age 72, unless the Board determines that it is in the best interests of CSC and its stockholders for the director to continue to serve until the close of a subsequent annual meeting. Under our Corporate Governance Guidelines, the Chief Executive Officer must offer to resign from the Board when he or she ceases to be a CSC employee, and any other employee director must resign from the Board when he or she ceases to be a CSC employee.

Executive Sessions of Non-Management Directors

     The Corporate Governance Guidelines require the non-management directors to meet in executive session after the conclusion of each regularly scheduled Board meeting, and at such additional times as they may determine. During fiscal year 2006, they met 8 times. The Presiding Director at executive sessions of non-management directors is rotated, not more frequently than annually, among the four most senior non-management directors. Warren McFarlan is currently the Presiding Director, a position he will hold through the date of the 2007 Annual Meeting of Stockholders.

Communicating with the Board or the Presiding Director

     Stockholders and other interested parties may communicate with the Board, the non-management directors as a group, or with the Presiding Director, by writing in care of the Corporate Secretary, Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245.

Director Independence

     As set forth in Appendix A, the Corporate Governance Guidelines provide that a director is “independent” if he or she satisfies the New York Stock Exchange (“NYSE”) requirements for director independence and the Board of Directors affirmatively determines that the director has no material relationship with CSC (either directly, or as a partner, shareholder or officer of an organization that has a relationship with CSC).

     Two of our directors are current executive officers of CSC: Van Honeycutt is our Chairman and Chief Executive Officer, and Lee Level is a Vice President. The Board has determined that each of the remaining six directors – Irv Bailey, Dave Barram, Steve Baum, Rodney Chase, Warren McFarlan and Tom Patrick – is independent under the Corporate Governance Guidelines.

Board Committees

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. The charters of these committees are available on the Company’s Website, www.csc.com, under “Corporate Governance/Committees” and are available to any person, without charge, by calling 800.542.3070 or writing to:

          Investor Relations
          Computer Sciences Corporation
          2100 East Grand Avenue
          El Segundo, California 90245

     Committee Qualifications and Membership. Each director serving on the Audit Committee, Compensation Committee or Nominating/Corporate Governance Committee must be “independent” for purposes of CSC’s Corporate Governance Guidelines. In addition:

  Each Audit Committee member must be “independent” for purposes of the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission (“SEC”) relating to audit committees, and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Audit Committee, which determination must be disclosed in CSC’s proxy statement.

  Each Compensation Committee member must be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

     The three standing committees are currently constituted as set forth below:

Nominating/
Corporate
Independent	Audit	Compensation	Governance
Directors	Committee	Committee	Committee
Irving W. Bailey, II	X	Chair
David J. Barram	X
Stephen L. Baum	Chair		X
Rodney F. Chase	X		X
F. Warren McFarlan		X	Chair
Thomas H. Patrick	X	X

     The Board has determined that:

  each committee member satisfies all applicable requirements for membership on that committee; and

  each of the five Audit Committee members qualifies as an “audit committee financial expert” for purposes of the rules of the SEC.

     Audit Committee. The Audit Committee oversees the accounting, financial reporting processes and related internal control framework of the Company, and audits of the Company’s financial statements and internal controls over financial reporting. The Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. A report of the Committee is included on page 8 of this Proxy Statement. During the last fiscal year, the Committee held 6 meetings. The members of the Audit Committee are Steve Baum (Chairman), Irv Bailey, Dave Barram, Rodney Chase and Tom Patrick.

     Anyone with questions or complaints regarding accounting, internal accounting controls or auditing matters may communicate them to the Audit Committee by calling CSC’s Open Line (800.822.5527). Calls may be confidential or anonymous. All such questions and complaints will be forwarded to the Audit Committee for its review and will be simultaneously reviewed and addressed under the direction of the Vice President, Internal Audit. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern communicated to it. CSC’s Code of Ethics and Standards of Conduct prohibits retaliation against CSC employees for any report or communication made in good faith through the Open Line.

     Compensation Committee. The Compensation Committee approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates performance in light of those goals and objectives and, together with the other independent directors, determines his or her compensation based on that evaluation. The Committee also approves the compensation of all other senior executives, and recommends to the Board the compensation of directors and committee members. In addition, the Committee administers all stock incentive plans, and makes recommendations to the Board regarding incentive compensation plans and equity-based plans. A report of the Committee is included on page 17 of this Proxy Statement. During the last fiscal year, the Committee held 8 meetings. The members of the Compensation Committee are Irv Bailey (Chairman), Warren McFarlan and Tom Patrick.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee assists the Board of Directors in identifying and evaluating candidates for election or re-election as directors, and in shaping the corporate governance of the Company. The Committee recommends the membership and chairman of each Board committee, and monitors the continuing qualification of directors to serve as Board and committee members. Periodically, the Committee assesses Board size, structure and operations, and reviews the Company’s significant corporate governance documents. The Committee oversees the orientation and education of directors, and the Board’s annual self-evaluation of its performance. During the last fiscal year, the Committee held 4 meetings. The members of the Nominating/Corporate Governance Committee are Warren McFarlan (Chairman), Steve Baum and Rodney Chase.

     Special Committee. On April 4, 2006, after the end of the last fiscal year, the Company issued a press release announcing that in response to recent expressions of interest, the Board of Directors had decided to explore strategic alternatives to enhance shareholder value, including a potential sale of CSC. The Board subsequently established a Special Committee to manage and supervise the process for dealing with potential acquirers of the Company. The Special Committee is authorized to review, evaluate, respond to and, if it deems appropriate, negotiate the terms of a sale or change in control of the Company, as well as to make a recommendation to the Board and the stockholders, as appropriate, in regards thereto. The members of the Special Committee are Warren McFarlan (Chairman), Irv Bailey, Dave Barram, Steve Baum, Rodney Chase and Tom Patrick.

Director Nomination Process

     The Board believes that all directors should have the following attributes:

  They exhibit the highest professional and personal ethics and values.

  They have had a successful career that demonstrates senior level management and leadership experience in a public company, government or a major academic institution.

  They (other than employee directors) meet the standards of independence set forth in CSC’s Corporate Governance Guidelines.

  They are financially literate.

  They are able to serve on the Board for a sustained period of time after they are first elected, preferably for at least five years.

  They are able to devote sufficient time and energy to the performance of their duties as a CSC director, and serve on no more than four other public company boards, if retired, and three if not retired.

  They do not hold any position or have any relationship that would cause CSC to violate any applicable legal requirement.

  They are able to effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all CSC stockholders and other stakeholders.

     In evaluating potential director nominees, the Nominating/Corporate Governance Committee first screens them for these attributes. The Committee then considers the contribution they would make to the Board’s diversity of background, knowledge, experience and capability, and their likely impact on Board dynamics and effectiveness. The Committee has retained a third-party search firm to identify qualified director candidates, and assist the Committee in evaluating candidates that have been identified by others.

     The Committee will consider potential director candidates recommended by stockholders who own in excess of 1% of the Company’s outstanding shares. Any such stockholder recommendation for director nominees at the 2007 Annual Meeting of stockholders should be submitted to the Nominating/Corporate Governance Committee, in care of the Corporate Secretary, Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245, within the time period described in “ADDITIONAL INFORMATION; Stockholder Proposals and Nomination of Directors at the 2007 Annual Meeting” on page 30 below. The submission should include the following:

  evidence of the stockholder’s current CSC stockholdings;

  sufficient information to permit the Committee to evaluate the candidate pursuant to the criteria described above;

  a detailed description of any relationship or understanding between the stockholder and the candidate; and

  the consent of the candidate to serve if nominated and elected.

     Stockholder recommendations made in accordance with the foregoing will be evaluated by the Committee on the same basis as recommendations from other sources.

Director Attendance at Meetings

     As set forth in the Corporate Governance Guidelines, directors are expected to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of the Company’s stockholders at which they are standing for election or re-election as directors. The Board held 16 meetings in fiscal year 2006. Each director attended over 83% of the meetings of the Board and the Board committees of which he was a member during fiscal year 2006, and each of the 8 directors standing for election or re-election as a director at the 2005 Annual Meeting of Stockholders attended that meeting.

Compensation of Non-Management Directors

     Cash Compensation. Non-management directors receive an annual retainer of $55,000 and a meeting fee of $2,000 for each day of attendance at a Board meeting. Each non-management director who is a member of the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee or Special Committee receives a meeting fee of $2,000 for each day of attendance at any committee meeting held on a day upon which there is not also a Board meeting.

     The Chairman of the Special Committee receives a special fee of $2,000 for each day of attendance at any meeting of the committee. The Chairmen of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee receive an annual fee of $10,000, $5,000 and $5,000, respectively. The Presiding Director receives an annual fee of $10,000.

     Restricted Stock Units. Each non-management director was awarded 1,900 restricted stock units (“RSUs”) on August 1, 2005 (1,900 shares of CSC stock had an aggregate market value of approximately $85,000 on that date). The RSUs vest in full at the 2006 Annual Meeting. When the holder of RSUs ceases to be a CSC director, the RSUs are automatically redeemed for shares of CSC stock and dividend equivalents with respect to those shares. The number of shares to be delivered upon redemption is equal to the number of RSUs that are vested at the time the holder ceases to be a director. At the holder’s election, the RSUs may be redeemed (i) as an entirety, upon the day the holder ceases to be a director, or (ii) in substantially equal amounts upon the first five, ten or fifteen anniversaries of that day.

     The 2006 Non-Employee Director Incentive Plan that is being submitted to stockholders for approval at the Annual Meeting would permit CSC to continue to grant RSUs to non-employee directors in future years. See “Proposal 2: Approval of 2006 Non-Employee Director Incentive Plan” on page 10.

Audit Committee Report

     The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the Company’s audited financial statements for the fiscal year ended March 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors the materials required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence.

     Based on such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for filing with the Securities and Exchange Commission.

     The Audit Committee also appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 30, 2007, and recommended to the Board of Directors that such appointment be submitted to the Company’s stockholders for ratification.

Stephen L. Baum, Chairman
Irving W. Bailey, II
David J. Barram
Rodney F. Chase
Thomas H. Patrick

PROPOSAL 1:

ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight directors. Lee Level, our former Chief Financial Officer, will leave the Board effective as of the close of the Annual Meeting. We thank Lee for 17 years of outstanding service as a director.

     The Nominating/Corporate Governance Committee has recommended to the Board, and the Board has approved, the nomination of the remaining seven incumbent directors for re-election at the Annual Meeting. It is intended that the accompanying proxy, if furnished, will be voted for the election to the Board of these seven director nominees.

     The Board has amended the Bylaws to reduce the authorized number of directors from eight to seven, effective as of the close of the Annual Meeting. Votes may not be cast for more than seven director nominees. The seven persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected as directors.

     The Board of Directors recommends a vote FOR each of its seven director nominees.

     The following information regarding the director nominees is as of June 2, 2006.

Irving W. Bailey, II

Senior Advisor, since 2005, and Managing Director, from 2001 to 2004, of Chrysalis Ventures, LLC, a private equity fund. Former Chairman and Chief Executive Officer of Providian Corporation, retired as of 1997. Mr. Bailey is also a director of AEGON N.V. and Hospira, Inc. He has been a director of CSC since 1992. Age 64.

David J. Barram

Chief Executive Officer, since 2006, of PayWi Corporation, a provider of wireless financial networks for businesses and consumers. Former Administrator of the U.S. General Services Administration, retired as of 2000. Mr. Barram is also a director of Pope & Talbot, Inc. and NetIQ Corp. He has been a director since 2004. Age 62.

Stephen L. Baum

Former Chairman of Sempra Energy, a publicly held energy-services company, retired as of January 31, 2006. Prior thereto, Chairman and Chief Executive Officer of Sempra Energy from 2000 to 2005, and President from 2000 to 2004. Mr. Baum is also a director of Enterprise Products Partners, L.P. He has been a director of CSC since 1999. Age 65.

Rodney F. Chase

Chairman, since 2005, of Petrofac Ltd., a provider of facilities solutions to the oil and gas industry. Senior Advisor, since 2003, to Lehman Brothers, an investment bank. Former Deputy Group Chief Executive and Managing Director, from 1992 to 2003, of BP p.l.c., an oil and gas company. Mr. Chase is also Deputy Chairman, Tesco p.l.c. and a director of Nalco Holding Co. and Tesoro Corporation. He has been a director of CSC since 2001. Age 63.

Van B. Honeycutt

Chief Executive Officer of the Company since 1995, Chairman since 1997, and President from 1993 to 2001. Mr. Honeycutt is also a director of Beckman Coulter, Inc. He has been a director of CSC since 1993. Age 61.

F. Warren McFarlan

Baker Foundation Professor, Graduate School of Business Administration, Harvard University, since 2004. Prior thereto, Senior Associate Dean and Director of Harvard’s Asia-Pacific Initiative, from 2000 to 2004. Mr. McFarlan is also a director of Li & Fung Limited and INVESTools Inc. He has been a director of CSC since 1989. Age 68.

Thomas H. Patrick

Chairman, since 2004, of New Vernon Capital LLC, a private equity fund. Former Executive Vice Chairman, Finance and Administration, from 2002 to 2003, and Executive Vice President and Chief Financial Officer, from 2000 to 2002, of Merrill Lynch & Co., Inc., an investment banking and securities brokerage firm. Mr. Patrick is also a director of Deere & Company and Baldwin & Lyons, Inc. He has been a director of CSC since 2004. Age 62.

     On June 1, 2006, an alleged stockholder of the Company filed a purported derivative action in the Superior Court of the State of California for the County of Los Angeles against the Company as nominal defendant and the Company’s executives and directors, alleging that the individual defendants breached their fiduciary duty to the Company by purportedly “backdating” stock options granted to executives at the Company, improperly recording and accounting for allegedly backdated stock options and producing and disseminating disclosures that improperly recorded and accounted for and concealed allegedly backdated options. The complaint, which seeks to require the individual defendants to disgorge and pay to the Company unspecified damages, is entitled Bruce G. and Kylene D. Allbright Rev. Living Trust etc. v. Irving W. Bailey et al, LASC Case No. BC353316. The defendants expect to contest the allegations in this lawsuit.

PROPOSAL 2:

APPROVAL OF 2006 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

     In 1997, the Board adopted and the stockholders approved the 1997 Non-Employee Director Stock Incentive Plan (the “1997 Plan”), which authorized the issuance of up to 100,000 shares of CSC stock pursuant to equity incentives granted to non-employee directors. During the following nine years, we granted 93,217 shares under the 1997 Plan, or approximately 10,400 per year, in the form of restricted stock units (“RSUs”). Since only 6,783 shares of CSC stock remain available under the 1997 Plan, the Board adopted the 2006 Non-Employee Director Incentive Plan (the 2006 Plan”) on May 22, 2006 and is submitting it for approval at the Annual Meeting. The 2006 Plan authorizes the issuance of up to 100,000 shares of CSC stock, which the Board believes will be sufficient for at least the next seven years.

Plan Summary

     The 2006 Plan is attached as Appendix B to this Proxy Statement. The following summary of the 2006 Plan is qualified in its entirety by reference to the full text of the 2006 Plan.

Shares Available for Issuance

     The maximum number of shares of CSC stock that may be issued pursuant to awards granted under the 2006 Plan is 100,000, subject to certain adjustments for corporate transactions, as described in “Adjustments” below. Shares of CSC stock issued under the 2006 Plan may consist of newly issued shares, treasury shares and/or shares purchased in the open market or otherwise. Only shares of CSC stock actually issued pursuant to awards granted under the 2006 Plan will be counted against the authorized shares. If an award is settled or terminates by expiration, forfeiture, cancellation or otherwise without the issuance of all shares originally covered by the award, then the shares not issued will again be available for use under the 2006 Plan. If the exercise or purchase price of an award is satisfied by the delivery of CSC stock to CSC, then the number of shares so delivered or withheld will be subtracted from the number of shares issued pursuant to the award for purposes of counting shares used.

Eligibility

     Each CSC director who is not an employee of the Company or any of its subsidiaries is eligible for the grant of awards under the 2006 Plan. As of June 22, 2006, there were six non-employee directors.

Administration

     The 2006 Plan will be administered by the Board or, in the Board’s discretion, a committee of the Board consisting of three or more directors, each of whom is:

  “independent” for purposes of CSC’s Corporate Governance Guidelines;

  a “non-employee director” for purposes of SEC Rule 16b-3(b)(3); and

  an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

     The administrator of the 2006 Plan (the “Administrator”) will have full and final authority to select the non-employee directors to whom awards will be granted under the 2006 Plan, to grant awards and to determine the terms and conditions of those awards.

Types of Awards

     The 2006 Plan provides for the grant of:

  stock options;

  restricted stock;

  RSUs; and

  performance awards, payable in cash, shares of CSC stock, restricted stock or RSUs, or any combination of the foregoing.

     Subject to the 2006 Plan, the Administrator will determine the terms and conditions of each award, which will be set forth in an award agreement executed by CSC and the participant.

     Stock Options. The 2006 Plan authorizes the Administrator to grant nonqualified stock options. The terms and conditions of the stock options will be determined by the Administrator, subject to the requirements of the 2006 Plan. Among those requirements are the following:

  No Repricing. The 2006 Plan prohibits any adjustment to an outstanding option that reduces, or has the effect of reducing, the exercise price (other than in connection with certain corporate transactions, as described in “Adjustments” below), unless the adjustment is approved by CSC’s stockholders; and

  Maximum 10-Year Term. The option cannot be exercised after the 10th anniversary of the option grant date.

     Subject to the other provisions of the 2006 Plan, the exercise price of an Option may be paid in such form as the Administrator may specify in the applicable award agreement, including by the delivery of cash, shares of CSC stock and/or other consideration (including, where permitted by law and the Administrator, awards) having a market value on the exercise date equal to the total exercise price.

     Restricted Stock and Restricted Stock Units. The 2006 Plan authorizes the Administrator to grant awards of restricted stock and RSUs with time-based vesting or performance-based vesting. An RSU represents the right to receive a specified number of shares of CSC stock, or cash based on the market value of those shares, upon vesting or at a later date permitted in the award agreement. The terms and conditions of the restricted stock and RSUs will be determined by the Administrator, subject to the requirements of the 2006 Plan. Among those requirements are the following:

  Voting and Dividend Rights. Unless the Administrator determines otherwise, all restricted stock will have full voting and dividend rights, and all RSUs will have full dividend rights.

     Performance Awards. The 2006 Plan authorizes the Administrator to grant performance awards payable in cash, shares of CSC stock, restricted stock or RSUs, or any combination of the foregoing, based upon the achievement of specified performance goals during a specified performance period. Subject to the 2006 Plan, the performance goals, performance period and other terms and conditions applicable to performance awards will be specified by the Administrator and set forth in the award agreement. Except as provided in the 2006 Plan, performance awards will be paid or distributed only after the end of the performance period.

Transferability

     Unless the Administrator determines otherwise:

  no award, and no shares of CSC stock subject to an outstanding award as to which any applicable restriction, performance or deferral period has not lapsed, may be sold or transferred except by will or the laws of descent and distribution, and each award is exercisable during the non-employee director’s lifetime only by the non-employee director or, if permissible under applicable law, by his or her guardian or legal representative.

Change in Control

     Unless an award agreement specifies otherwise, upon the date of a change in control of CSC:

  all outstanding options will become fully vested and exercisable;

  all restrictions applicable to outstanding restricted stock will lapse in full;

  all outstanding RSUs will become fully vested; and

  all performance awards will be considered earned and payable at the greater of (i) their value based on actual levels of achievement to date or (ii) their target value (prorated, in each case, if the change in control occurs during the performance period), and will be immediately paid or settled.

Adjustments

     If there is a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or similar transaction, or a sale of substantially all of CSC’s assets, then, unless the terms of the transaction provide otherwise, the Administrator will make such adjustments as it deems appropriate and proportionate in:

  the number and type of shares subject to outstanding awards granted under the 2006 Plan, and the exercise or purchase price per share; and

  the maximum number and type of shares authorized for issuance under the 2006 Plan.

Plan Amendments

     The Board of Directors may amend or terminate all or any part of the 2006 Plan at any time and in any manner, subject to the following:

  CSC stockholders must approve any amendment or termination if (i) stockholder approval is required by the SEC, NYSE or any taxing authority, or (ii) the amendment or termination would materially increase the benefits accruing to non-employee directors or the maximum number of shares which may be issued under the 2006 Plan, materially modify the 2006 Plan’s eligibility requirements or in any way modify the prohibition on repricing options; and

  non-employee directors must consent to any amendment or termination that would impair their rights under outstanding awards.

     The Administrator may amend the terms of any outstanding award, but no such amendment may impair the rights of any non-employee director without his or her consent.

     Plan Duration. The 2006 Plan became effective upon its adoption by the Board of Directors on May 22, 2006, but no awards may be granted under the 2006 Plan until it has been approved by CSC stockholders. No award may be granted under the 2006 Plan after May 22, 2016, but any award granted prior to that date may extend beyond that date.

     New Plan Benefits. Because benefits under the 2006 Plan will depend on the Administrator’s actions and the fair market value of CSC stock at various future dates, it is not possible to determine the benefits that will be received by non-employee directors if the 2006 Plan is approved by CSC stockholders.

Federal Income Tax Treatment

     The following is a brief description of the effect of U.S. federal income taxation upon a non-employee director and CSC with respect to the grant and exercise of awards under the 2006 Plan, based on federal income tax laws in effect on the date hereof. The following is only a summary and therefore is not complete, does not discuss the income tax laws of any state or foreign country in which a non-employee director may reside, and is subject to change. Non-employee directors granted awards under the 2006 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the 2006 Plan.

     Nonqualified Stock Options. All stock options granted under the 2006 Plan will be “nonqualified stock options” (i.e., they will not qualify for treatment as “incentive stock options” under the provisions of Section 422 of the Internal Revenue Code). The grant of a nonqualified stock option is also generally not a taxable event for the non-employee director. Upon exercise of a nonqualified stock option to purchase shares, the non-employee director will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and CSC will generally be entitled to a deduction equal to such amount. A subsequent disposition of the shares will give rise to gain or loss equal to the difference between the sales price and the sum of the exercise price paid with respect to the shares plus the ordinary income recognized with respect to the shares. Any gain or loss on the subsequent disposition of shares acquired through the exercise of a nonqualified stock option will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the shares exceeds one year at the time of the disposition.

     Restricted Stock. Pursuant to the 2006 Plan, non-employee directors may be granted restricted stock. Unless the non-employee director makes a timely election under Section 83(b) of the Internal Revenue Code, he or she will generally not recognize any taxable income until the restrictions on the shares expire or are removed, at which time the non-employee director will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at that time over the purchase price for the restricted shares, if any. If the non-employee director makes an election under Section 83(b) within 30 days after receiving shares of restricted stock, he or she will recognize ordinary income on the date of receipt equal to the excess of the fair market value of the shares on that date over the purchase price for the restricted shares, if any. CSC will generally be entitled to a deduction equal to the amount of ordinary income recognized by the non-employee director.

     Restricted Stock Units. Pursuant to the 2006 Plan, non-employee directors may be granted RSUs. The grant of an RSU is generally not a taxable event for the non-employee director. In general, the non-employee director will not recognize any taxable income until the shares of CSC stock subject to the RSU (or cash equal to the value of such shares) are distributed to him or her without any restrictions, at which time the non-employee director will recognize ordinary income equal to the excess of the fair market value of the shares (or cash) at that time over the purchase price for the shares, if any. CSC will generally be entitled to a deduction equal to the amount of ordinary income recognized by the non-employee director.

     Performance Awards. Pursuant to the 2006 Plan, non-employee directors may be granted performance awards. The grant of a performance award is generally not a taxable event for the non-employee director. Upon payment of a performance award, the non-employee director will recognize ordinary income equal to the fair market value of any unrestricted stock (or cash) received. If a performance award is payable in whole or part by the grant of restricted stock or RSUs, the tax treatment is as described in the two preceding paragraphs. CSC will generally be entitled to a deduction equal to the amount of ordinary income recognized by the non-employee director.

Vote Required.

     A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

     The Board of Directors recommends a vote FOR approval of the 2006 Non-Employee Director Incentive Plan.

STOCK OWNERSHIP

     The following table provides information on Common Stock beneficially owned as of June 2, 2006 by:

  each person or group believed by the Company to own beneficially more than 5% of the outstanding Common Stock;

  each of the five executive officers named in the Summary Compensation Table on page 19;

  each of the current directors of the Company; and

  all executive officers and directors, as a group.

     Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

Name and Address	Number of Shares
of Beneficial Owner (1)	Beneficially Owned		Percent of Class
Dodge & Cox	24,401,160	(2)	13.0%	(2)
555 California Street, 40th Floor
San Francisco, California 94104
Barclays Global Investors, NA	18,986,697	(3)	10.1%	(3)
45 Fremont Street
San Francisco, California 94105
Van B. Honeycutt	2,666,122	(4)	1.4%	(4)
Michael W. Laphen	414,275	(4)(6)		(4)(5)(6)
Leon J. Level	431,670	(4)		(4)(5)
Hayward D. Fisk	130,006	(4)		(4)(5)
Paul T. Tucker	288,117	(4)		(4)(5)
Irving W. Bailey, II	20,652	(7)		(5)(7)
David J. Barram	3,000	(7)		(5)(7)
Stephen L. Baum	12,719	(7)		(5)(7)
Rodney F. Chase	9,440	(7)		(5)(7)
F. Warren McFarlan	19,810	(7)		(5)(7)
Thomas H. Patrick	4,400	(7)		(5)(7)
All executive officers and directors of the Company,
as a group (15 persons)	4,166,371	(4)(7)(8)	2.2%	(4)(7)(8)
___________________

(1)	Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245.

(2)

This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/A filed with the SEC on February 3, 2006. Based upon information contained in the filing, Dodge & Cox, in its capacity as an investment advisor, has sole voting power with respect to 22,963,660 of these shares, shared voting power with respect to 245,600 of these shares and sole dispositive power with respect to all of these shares.

(3)

This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on February 10, 2006. Based upon information contained in the filing (i) Barclays Global Investors, NA has sole voting power and sole dispositive power with respect to 13,518,309 and 15,554,958 of these shares, respectively, and beneficially owns 15,954,958 of these shares, (ii) Barclays Global Fund Advisors has sole voting power and sole dispositive power with respect to 1,210,884 and 1,219,352 of these shares, respectively, and beneficially owns 1,219,352 of these shares, (iii) Barclays Global Investors, Ltd has sole voting and dispositive power with respect to 1,987,846 and 2,047,746 of these shares, respectively, and beneficially owns 2,047,746 of these shares, and (iv) Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and dispositive power with respect to, and beneficially owns, 164,641 of these shares.

(4)

With respect to Messrs. Honeycutt, Laphen, Level, Fisk, Tucker and all executive officers and directors of the Company, as a group, includes 2,406,958, 318,716, 347,425, 107,129, 216,834 and 3,588,019 shares of Common Stock, respectively, subject to employee options which were outstanding on June 2, 2006 and which will be exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percent of Class.

With respect to Messrs. Honeycutt, Laphen, Level, Fisk, Tucker and all executive officers and directors of the Company, as a group, includes 237,523, 75,722, 50,564, 16,828, 33,935 and 439,211 shares of unvested restricted stock outstanding on June 2, 2006. Holders of unvested restricted stock have sole voting power, but no investment power, with respect thereto.

With respect to Messrs. Honeycutt, Laphen, Level, Fisk, Tucker and all executive officers and directors of the Company, as a group, includes 6,284, 2,006, 1,906, 2,138, 415 and 17,834 shares of Common Stock, respectively, which are held for the accounts of such persons under the Company’s Matched Asset Plan and with respect to which such persons had the right, as of June 2, 2006, to give voting instructions to the Committee administering the Plan.

(5)	Less than 1%.

(6)	Mr. Laphen and his wife share voting and investment power with respect to 6,916 of these shares.

(7)

With respect to Messrs. Bailey, Barram, Baum, Chase, McFarlan, Patrick and all executive officers and directors of the Company, as a group, includes 13,652, 3,000, 10,719, 9,440, 15,010, 4,400 and 56,221 shares of Common Stock, respectively, which shares are subject to RSUs that were outstanding on June 2, 2006, and which shares would, pursuant to such RSUs, be distributed to such directors if their directorships were to terminate on July 31, 2006. These shares have been deemed to be outstanding in computing the Percent of Class.

(8)

The executive officers and directors, as a group, have sole voting and investment power with respect to 4,157,125 of these shares, shared voting and/or investment power with respect to 8,566 of these shares, and no voting or investment power with respect to 680 of these shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

   General

     CSC’s executive compensation program is designed to provide competitive levels of compensation and incentives based on the Company’s performance, and includes salary, annual incentive awards and equity incentives. The annual incentive award may be paid in the form of cash or restricted stock units (as described below), or may be deferred. CSC has also adopted various employee benefit plans, including retirement plans, health plans, insurance plans and others, in which executives are eligible to participate.

     The Compensation Committee reviews the compensation of (i) the Chief Executive Officer and the Chief Operating Officer, (ii) each of their direct reports and (iii) each other person who is a CSC executive officer. The Committee determines the compensation of each of these executives other than the Chief Executive Officer. Based on the recommendation of the Compensation Committee, the independent directors determine the compensation of the Chief Executive Officer.

     Base salary and equity incentives are determined based on the executive’s experience and long-term contribution to CSC, and on competitive market data. Each year, CSC retains an international compensation consulting firm to provide a report on executive compensation at comparable companies, including regression analysis at various percentiles.

     The annual incentive award is determined based on the performance of the executive’s business unit and the Company during the fiscal year, as measured against specific targets set by the Compensation Committee. Targets for fiscal year 2006 included five measures of business unit performance (revenue, operating income, operating income margin, return on investment and operating days’ sales outstanding) and one measure of Company performance (earnings per share), as well as specific individual achievements.

     Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation in excess of $1,000,000 paid to the Chief Executive Officer or the four other most highly compensated executive officers of the Company. The Company’s executive compensation program takes into account such potential limitations on tax deductions, but does not require that all compensation qualify for exemption from Section 162(m).

   Fiscal Year 2006 Grants of Equity Incentives

     During the fiscal year ended March 31, 2006, all executives received equity incentives in the form of stock options and most received restricted stock. Many executives also received restricted stock units in lieu of all or part of the cash bonus payable for service rendered during such fiscal year.

     All stock options currently granted vest ratably on the first three anniversaries of the grant date (assuming continued employment), and provide for accelerated vesting in full, unless the Compensation Committee determines otherwise, upon retirement at age 62 or older with at least 10 years of service. In previous fiscal years, the Company granted options in lieu of a cash bonus, which had an exercise price equal to 25% of the market value on the option grant date, and an option “spread” on that date equal to 150% of the cash bonus otherwise payable. All options currently granted have an exercise price equal to 100% of the market value on the option grant date.

     The Company has granted restricted stock units in lieu of all or part of the cash bonus payable for fiscal year 2006. The restricted stock units have a value (based on the closing market price of the underlying shares on the grant date) equal to 150% of the cash bonus otherwise payable. These restricted stock units vest ratably, and are payable in shares of stock, on the first, second and third anniversaries of the grant date (assuming continued employment), and provide for accelerated vesting in full upon retirement at age 62 or older (unless the Compensation Committee determines otherwise), involuntary employment termination other than for “cause,” and voluntary employment termination for “good reason.” All other restricted stock units currently granted vest ratably, and are payable in shares of stock, on the third, fourth and fifth anniversaries of the grant date (assuming continued employment), and provide for accelerated vesting in full upon retirement at age 62 or older with at least 10 years of service, unless the Compensation Committee determines otherwise. When restricted stock units vest, the holder receives one share for each unit, together with all dividends paid with respect to that share between the grant date and vesting date.

   Chief Executive Officer Compensation

     Mr. Honeycutt has an employment agreement with the Company, which is described on page 24.

     Based on Mr. Honeycutt’s individual performance and long-term contributions to the success of the Company during fiscal year 2005, and a review of chief executive officer compensation at comparable companies, Mr. Honeycutt’s base salary was increased 5.0% to $1,373,800 for fiscal year 2006 and he was awarded 250,000 stock options and 90,909 shares of restricted stock. Based on the Company’s financial performance in fiscal year 2006, as measured against Mr. Honeycutt’s incentive compensation targets, Mr. Honeycutt received an annual incentive award with a value of $2,807,100, which was 102.2% of his target opportunity. This award was paid in the form of 76,074 Restricted Stock Units.

   Conclusion

     The Compensation Committee believes that the Company’s executive compensation program allows CSC to attract and retain outstanding executives, and is well structured to align management’s and stockholders’ interest in the enhancement of stockholder value through stock ownership programs and incentive programs based on performance and stock value.

     We will continue to address the effectiveness of the Company’s total compensation program to meet the needs of the Company and serve the interests of its stockholders.

Irving W. Bailey, II, Chairman
F. Warren McFarlan
Thomas H. Patrick

Summary Compensation Table

     The following table provides information on the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”) in the fiscal years ended March 31, 2006, April 1, 2005 and April 2, 2004.

		Annual Compensation				Long-Term Compensation
					Other
					Annual	Restricted		All Other
		Salary(1)	Bonus(2)		Compensation(3)	Stock(4)	Options(5)	Compensation(6)
Name and Principal Position	Year	($)	($)		($)	($)	(#)	($)
Van B. Honeycutt	2006	1,357,450		(4)	224,689	8,237,965	250,000	4,489
Chairman and	2005	1,294,300		(4)	177,037	7,275,600	230,000	5,157
Chief Executive Officer	2004	1,261,539	1,104,300	(5)	93,150		256,573	3,573

Michael W. Laphen	2006	677,800		(4)	313,973	2,543,559	60,000	4,324
President and	2005	646,150	890,700		6,872	1,301,320	50,000	4,136
Chief Operating Officer	2004	637,019	630,000		385,989	1,000,011	50,000	4,964

Leon J. Level	2006	572,700		(4)	93,093	1,492,431	37,500	4,142
Corporate Vice President and	2005	546,075		(4)	18,773	1,814,241	35,000	3,972
Former Chief Financial Officer	2004	532,994	266,800	(5)	20,076		48,669	4,208

Hayward D. Fisk	2006	448,800		(4)	9,610	857,145	10,000	3,927
Corporate Vice President,	2005	428,450		(4)	5,373	719,445	8,600	3,761
General Counsel and Secretary	2004	412,500	294,100				7,500	2,045

Paul T. Tucker	2006	433,875		(4)	13,309	1,277,064	37,500	2,220
Corporate Vice President,	2005	413,700		(4)	16,799	1,074,702	15,000	2,757
Corporate Development	2004	403,266		(5)	11,761		35,672	2,810
____________________

(1)	The amounts shown in the Salary column reflect all salary earned during the fiscal year indicated, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

(2)

Bonuses earned during any fiscal year are determined in the following fiscal year pursuant to the Annual Incentive Plan. Bonuses may be paid in cash, deferred pursuant to the Deferred Compensation Plan or paid in the form of restricted stock units (for fiscal year 2006), restricted stock (for fiscal year 2005) or discount stock options (for fiscal years 2004 and earlier). The amounts shown in the Bonus column reflect all bonuses earned during the indicated fiscal year that were either paid in cash or deferred. Restricted stock units and restricted stock granted in lieu of cash bonuses are included in the Restricted Stock column and described in Note (4) below. Options granted in lieu of cash bonuses are included in the Options column and described in Note (5) below.

(3)

“Preferential interest” is the portion of interest considered to be at above-market rates pursuant to the rules of the SEC. The amounts shown in the Other Annual Compensation column include the following amounts of preferential interest accrued under the Deferred Compensation Plan in the accounts of the Named Executive Officers:

	Fiscal Year
Name	2006	2005	2004
Van B. Honeycutt	$135,680	$104,173	$83,312
Leon J. Level	$21,398	$18,430	$19,582
Paul T. Tucker	$13,309	$11,426	$11,761

The amounts shown in the Other Annual Compensation column include the following reimbursements to Messrs. Honeycutt, Laphen, Level, Fisk and Tucker for taxes:

	Fiscal Year
Name	2006		2005	2004
Van B. Honeycutt	$12,885		$11,267	$9,838
Michael W. Laphen	$216,492	*	$6,872	$234,248
Leon J. Level	$11,039		$343	$494
Hayward D. Fisk	$9,610		$5,373
Paul T. Tucker			$5,373

*

Represents tax equalization payments for 2001 through 2004 from a prior foreign assignment. The Company expects to receive refunds from tax authorities during fiscal year 2007 offsetting tax equalization income showing in fiscal year 2006.

In accordance with SEC regulations, the amounts shown in the Other Annual Compensation column for each executive officer do not include perquisites and other personal benefits, securities or property (collectively, “Perquisites”), unless such Perquisites exceed $50,000 in a fiscal year, in which case the officer’s total Perquisites for such year are included in the table and each Perquisite constituting at least 25% of such total is separately identified by type and amount in these footnotes. Perquisites are valued on the basis of the aggregate incremental cost to the Company.

None of the Named Executive Officers had aggregate annual Perquisites in excess of $50,000 in fiscal years 2006, 2005 or 2004, except as follows: (i) Mr. Honeycutt had aggregate Perquisites of $76,124 in fiscal year 2006, including $36,627 for personal security and $19,073 for financial planning; (ii) Mr. Laphen had aggregate Perquisites of $97,481 in fiscal year 2006, including $70,299 for personal security; (iii) Mr. Level had aggregate Perquisites of $60,656 in fiscal year 2006, including $22,920 for personal security and $25,940 for financial planning; (iv) Mr. Honeycutt had aggregate Perquisites of $61,597 in fiscal year 2005, including $36,023 for personal security; and (v) Mr. Laphen had aggregate Perquisites of $151,741 in fiscal year 2004, including a $84,702 relocation allowance and a $49,825 cost of living allowance.

(4)	The amounts shown in the Restricted Stock column represent the value of restricted stock units and restricted stock based on the closing market prices of unrestricted stock on the various grant dates.

Restricted Stock Units.All restricted stock units other than those granted in lieu of a cash bonus, which is discussed in the following paragraph, vest ratably, and are payable in shares of CSC stock, on the third, fourth and fifth anniversaries of the grant date. None of the Named Executive Officers held any restricted stock units on March 31, 2006.

The amounts shown in the Restricted Stock column for fiscal year 2006 include restricted stock units granted in lieu of a cash bonus. These restricted stock units are included in the fiscal year in which the bonus was earned, rather than the fiscal year in which the restricted stock units were granted. All restricted stock units granted in lieu of a cash bonus vest ratably, and are payable in shares of CSC stock, on the first three anniversaries of the grant date. Additional information is set forth below.

					Market Price
			Shares of		of Unrestricted
Fiscal			Restricted		Stock on
Year	Name	Cash Bonus	Stock In Lieu	Grant Date	Grant Date
2006	Van B. Honeycutt	$2,807,100	76,074	May 22, 2006	$55.35
2006	Michael W. Laphen	$1,051,300	28,491	May 22, 2006	$55.35
2006	Leon J. Level	$592,200	16,049	May 22, 2006	$55.35
2006	Hayward D. Fisk	$464,000	12,575	May 22, 2006	$55.35
2006	Paul T. Tucker	$448,600	12,158	May 22, 2006	$55.35

Restricted Stock. The holder of restricted stock is entitled to vote the shares and receive all dividends paid with respect to the shares. All restricted stock other than that granted in lieu of a cash bonus, which is discussed in the following paragraph, vests in equal amounts on the third, fourth and fifth anniversaries of the grant date. The aggregate number of shares of restricted stock held on March 31, 2006 by Messrs. Honeycutt, Laphen, Level, Fisk and Tucker was 265,830, 86,007, 57,361, 20,558 and 39,084, respectively. These shares had a value of $14,766,857, $4,777,689, $3,186,404, $1,141,997 and $2,171,116, respectively, based on the closing market price of $55.55 on that date.

The amounts shown in the Restricted Stock column for fiscal year 2005 include restricted stock granted in lieu of a cash bonus. This restricted stock is included in the fiscal year in which the bonus was earned, rather than the fiscal year in which the restricted stock was granted. All restricted stock granted in lieu of a cash bonus vests in equal amounts on the first three anniversaries of the grant date. Additional information is set forth below.

					Market Price
			Shares of		of Unrestricted
Fiscal			Restricted		Stock on
Year	Name	Cash Bonus	Stock In Lieu	Grant Date	Grant Date
2005	Van B. Honeycutt	$2,508,000	84,921	May 23, 2005	$44.30
2005	Leon J. Level	$602,200	20,391	May 23, 2005	$44.30
2005	Paul T. Tucker	$456,200	15,447	May 23, 2005	$44.30
2005	Hayward D. Fisk	$330,400	11,188	May 23, 2005	$44.30

(5)

The amounts shown in the Options column for fiscal years 2004 include discount stock options granted in lieu of a cash bonus. These options are included in the fiscal year in which the bonus was earned, rather than the fiscal year in which the options were granted. Each discount stock option has an exercise price per share equal to 25% of the closing market price on the grant date, and vests in equal amounts on the first three anniversaries of the grant date. Additional information is set forth below.

Fiscal			Options		Exercise	Market Price
Year	Name	Cash Bonus	In Lieu	Grant Date	Price	on Grant Date
2004	Van B. Honeycutt	$1,104,300	56,573	May 12, 2004	$9.76	$39.04
2004	Leon J. Level	$266,800	13,669	May 12, 2004	$9.76	$39.04
2004	Paul T. Tucker	$403,500	20,672	May 12, 2004	$9.76	$39.04

(6)

Each of the Named Executive Officers participates in a defined contribution plan. The amounts shown in the All Other Compensation column include the following matching Company contributions to the plan accounts of the Named Executive Officers:

	Fiscal Year
Name	2006	2005	2004
Van B. Honeycutt	$2,683	$3,472	$1,922
Michael W. Laphen	$3,282	$3,189	$4,030
Leon J. Level	$3,261	$3,171	$3,428
Hayward D. Fisk	$3,237	$3,132	$1,440
Paul T. Tucker	$1,554	$2,151	$2,219

The amounts shown in the All Other Compensation column include the following premiums paid by the Company for term life insurance policies for the benefit of the Named Executive Officers. None of the Named Executive Officers has or will receive or be allocated an interest in any cash surrender value under these policies.

	Fiscal Year
Name	2006	2005	2004
Van B. Honeycutt	$1,806	$1,685	$1,651
Michael W. Laphen	$1,041	$947	$934
Leon J. Level	$880	$801	$780
Hayward D. Fisk	$690	$628	$605
Paul T. Tucker	$667	$606	$591

Fiscal Year 2006 Option Grants

     The following table provides information on stock options granted to the Named Executive Officers in the fiscal year ended March 31, 2006. For a description of the terms and conditions of the options, see “Report of Compensation Committee on Annual Compensation of Executive Officers – Fiscal Year 2006 Grants of Equity Incentives” on page 17. No stock appreciation rights were granted to the Named Executive Officers in fiscal year 2006.

	Individual Grants					Potential Realizable Value
		Percent of	Market			at Assumed Annual Rates
		Total Options	Price per	Exercise		of Stock Price Appreciation
	Options	Granted to	Share on	or Base		for Option Term (1)
	Granted	Employees in	Date of	Price	Expiration	5%	10%
Name	(#)	Fiscal Year	Grant	($)/sh	Date	($)	($)
Van B. Honeycutt	250,000	8.11	44.30	44.30	5/23/2015	6,965,008	17,650,698
Michael W. Laphen	60,000	1.95	44.30	44.30	5/23/2015	1,671,602	4,236,167
Leon J. Level	37,500	1.22	44.30	44.30	5/23/2015	1,044,751	2,647,605
Hayward D. Fisk	10,000.32		44.30	44.30	5/23/2015	278,600	706,028
Paul T. Tucker	37,500	1.22	44.30	44.30	5/23/2015	1,044,751	2,647,605
____________________

(1)

Amounts shown reflect the potential realizable value of each grant of stock options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the expiration date at an annualized rate of 5% or 10%. These potential values are reported in order to comply with SEC regulations, and the Company cannot predict whether these values will be achieved.

Fiscal Year 2006 Option Exercises and Year End Values

     The following table provides information on stock options that the Named Executive Officers exercised during the fiscal year ended March 31, 2006, and held on March 31, 2006.

					Value of Unexercised
	Shares		Number of Unexercised		In-the-Money Options
	Acquired	Value	Options at Fiscal Year End		at Fiscal Year End (1)
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)
Van B. Honeycutt	161,058	5,124,224	2,129,697	545,450	30,652,419	10,347,053
Michael W. Laphen	49,009	996,504	263,353	112,029	3,817,361	1,706,917
Leon J. Level	5,000	55,773	317,464	86,183	5,736,249	1,701,616
Hayward D. Fisk			104,428	18,233	1,558,900	263,127
Paul T. Tucker			213,996	69,728	4,365,929	1,492,862
____________________

(1)	The amounts shown reflect the spread between the exercise price and the market value of the underlying shares of Common Stock on March 31, 2006 (based on the $55.55 closing price of Common Stock on that date reported on the Composite Tape for NYSE listed companies).

Defined Benefit Plans

     Each of the Named Executive Officers participates in the Pension Plan and the Supplemental Executive Retirement Plan (the “SERP”).

     Pension Plan. The Pension Plan is a contributory, career average defined benefit plan. The Pension Plan generally provides for annual retirement benefits, calculated on a single life annuity basis, equal to 2.25% of the participant’s average base salary during all years of participation. There is no deduction for Social Security or other offset amounts, and base salary does not include any bonus, overtime or shift differential compensation. The Pension Plan also provides an additional specified annual retirement benefit to certain plan participants, including each of the Named Executive Officers, that is in addition to the retirement benefit calculated under the base salary formula.

     Pursuant to Internal Revenue Code requirements, the maximum benefits payable under the Pension Plan and the maximum base salary used to compute Pension Plan benefits are limited each year. For calendar year 2006, the maximum annual benefit is $175,000 and the maximum base salary is $220,000. To the extent that an additional benefit that would be payable under the Pension Plan absent these limitations (the “Excess Benefit”) is not paid under the Pension Plan, that Excess Benefit is paid under the SERP to persons who participate in both Plans.

     Normal retirement under the Pension Plan is age 65 or older, and there is a 6% reduction in benefits for each year by which a participant’s age at retirement is less than 65. Assuming no increase in base salary, the estimated combined annual benefit under the Pension Plan (including both the benefit calculated under the formula described above and the additional specified retirement benefit described above) and under the Excess Benefit restoration provision of the SERP, on a single life annuity basis, payable to Messrs. Honeycutt, Laphen, Level, Fisk and Tucker upon retirement at age 65 (age 65 and 6 months for Mr. Level, his age as of the date hereof) is $423,165, $260,012, $151,837, $141,401, and $146,000, respectively.

     Supplemental Executive Retirement Plan. The SERP provides retirement benefits to certain designated officers and key executives of the Company who satisfy its minimum service requirements. It provides two types of benefits: (i) as described above, an Excess Benefit restoration for SERP Participants who also participate in the Pension Plan, which generally restores the shortfall of Pension Plan benefits resulting from Internal Revenue Code limits on the maximum base salary used to compute Pension Plan benefits ($220,000 in calendar year 2006) and the maximum benefits payable under the Pension Plan (subject to certain reductions related to the additional specified retirement benefit under the Pension Plan described above), and (ii) as described below, an Additional Benefit for all SERP participants.

     The Additional Benefit is payable to a participant for his or her lifetime in an annual amount equal to 50% of the average of the participant’s highest three (of the last five) annual base salaries, with a deduction of 100% of the amount of primary Social Security benefits payable at the time of determination. Upon the participant’s death, a spousal benefit of 50% of the participant’s benefit is payable for the spouse’s lifetime.

     Payment of the Additional Benefit commences upon normal retirement at age 62 or older, or, in the sole discretion of the Chief Executive Officer (between ages 55 and 61) or the Board (at age 54 or less), upon early retirement before age 62. In December 2005 and February 2006, in order to comply with Section 409A of the Internal Revenue Code and the guidance issued by the Treasury Department thereunder, the SERP was amended to provide for a potential 6-month delay in payments under the SERP to certain “specified employees” (as determined under Section 409A) for amounts deferred on or after January 1, 2005 (as determined under Section 409A). The amended SERP provides for the crediting of interest during any such payment delay period. Except as set forth below with respect to hardship withdrawals, the amount of the Additional Benefit payable will be reduced by 5% for each year by which a participant’s age at retirement is less than 62, and by 1/12 for each year by which the participant’s period of continuous employment is less than 12 years, pro-rated, in each case, on a completed-months’ basis.

     If, as a result of a permanent disability (as defined), a participant’s employment is terminated at age 55 to 61 (or with the approval of the Board, at age 54 or less), the employment termination will be treated as an approved early retirement. If, as a result of death, a participant’s employment is terminated at age 55 to 61 (or with the approval of the Board, at age 54 or less), the participant’s spouse will be entitled to receive (based on the participant’s then-current election) either (i) a death benefit equal to two times the participant’s base salary or (ii) the spousal benefit that would have been payable if the participant had died immediately following an approved early retirement.

     After a participant has commenced receiving benefits, if he or she suffers a severe financial hardship that is not relievable from other financial sources, a withdrawal may be made in an amount equal to or less than the present value (determined under Internal Revenue Code rules) of any or all remaining SERP benefits (Excess and Additional), and future benefits will be reduced to reflect the payment of such lump sum.

     After a participant commences to receive benefits, his or her Additional Benefit (but not Excess Benefit) is adjusted upward each year by the annual percentage increase in the Consumer Price Index (but not in excess of 5%). The Company pays a participant’s FICA taxes attributable to SERP benefits (both Excess and Additional), and pays the participant a tax gross-up to cover the federal, state and local income taxes on the amount of the FICA tax payment.

     If there were a change in control (as defined) and a Participant either:

(i)	had an involuntary termination of employment, or a voluntary termination of employment for good reason (as defined), within three years afterwards, or

(ii)	had any voluntary termination of employment more than one but within three years afterwards,

then payment of the Additional Benefit would commence upon termination of employment and would be calculated as if the participant were age 62 or older and had at least 12 years of continuous employment. Within three years after a change in control, a participant (or the spouse of a deceased participant) may elect to receive a lump sum payment equal to 90% of the present value of the remaining SERP benefits (both Excess and Additional Benefits). This lump sum payment is in lieu of any further SERP payments.

     As noted above, in December 2005 and February 2006, the SERP was amended to comply with Section 409A of the Internal Revenue Code. Pursuant to those amendments the preceding provision regarding the lump sum payment election following a change in control will no longer apply to amounts deferred on or after January 1, 2005 (as determined under Section 409A). The amended SERP provides that with respect to such amounts, SERP participants have been and will be given the opportunity to elect to receive following a termination of employment either before a change in control (as defined) or within three years afterwards, a lump sum payment equal to the present value of the remaining SERP benefits (both Excess and Additional Benefits and/or any spousal benefit). This lump sum payment is in lieu of any further SERP payments.

     For the fiscal year ended March 31, 2006, the base salary covered by the SERP for Messrs. Honeycutt, Laphen, Level, Fisk and Tucker was $1,357,450, $677,800, $572,700, $448,800 and $433,875, respectively. Assuming no increase in base salary, the estimated annual Additional Benefit, on a single life annuity basis, payable to Messrs. Honeycutt, Laphen, Level, Fisk and Tucker upon retirement at age 62 (ages 65 and 63 for Messrs. Level and Fisk, respectively, their ages as of the date hereof) is $656,932, $324,496, $251,966, $196,733 and $201,046, respectively. Upon the death of each of these executives, his spouse would receive, for the balance of her life, an annual benefit equal to 50% of the executive’s benefit.

     All stock options held by SERP Participants vest in full and become exercisable to purchase all of the underlying shares upon a change in control.

Severance and Change in Control Arrangements

     In addition to the plan features discussed above that are applicable in the case of a change in control of the Company, each of the Named Executive Officers also participates in the Severance Plan for Senior Management and Key Employees (the “Severance Plan”), which provides certain benefits to participants in the event of a change in control of the Company.

     If there were a change in control (as defined) and any of them either:

(i)	had a voluntary termination of employment for Good Reason (as defined) within two years afterward, or

(ii)	had an involuntary termination of employment, other than for death, disability or Cause (as defined), within three years afterward,

then he would receive a one-time payment and medical benefits during a specified period after termination. Mr. Honeycutt would also be entitled to a one-time payment and medical benefits if he had a voluntary employment termination, with or without good reason (as defined), during the thirteenth month following a change in control.

     The amount of the one-time payment is equal to a multiple of the participant’s then-current annual base salary, plus the average of the three most recent annual incentive bonuses paid or determined. The multiple is two for Messrs. Laphen, Level, Fisk and Tucker, and three for Mr. Honeycutt. The number of years after termination of employment during which a participant would receive medical benefits is equal to the applicable multiple (two or three).

     The Severance Plan also provides that the Company would reimburse participants for all excise taxes they would be required to pay as a consequence of a change in control.

     In December 2005, in order to comply with Section 409A of the Internal Revenue Code and the guidance issued by the Treasury Department thereunder, the Severance Plan was amended to provide for a potential 6-month delay in payments and benefits provided under the Severance Plan to certain “specified employees” (as determined under Section 409A). The amended Severance Plan provides for the crediting of interest during any such payment or benefits delay period.

     All stock options, restricted shares and RSUs held by SERP Participants vest in full upon a change in control.

Employment Agreement

     The Company and Mr. Honeycutt have entered into an employment agreement, pursuant to which the Company has agreed to employ Mr. Honeycutt as its Chairman and Chief Executive Officer through May 1, 2010 at a minimum annual base salary of $1,040,000. Mr. Honeycutt reports directly to the Board of Directors, and his salary is subject to annual review and adjustment by the Board. Mr. Honeycutt participates in the Company’s employee benefits plans and its bonus, stock option and other incentive compensation plans on terms no less favorable than those applying to other senior officers of the Company.

     If Mr. Honeycutt resigns for good reason (as defined) or is terminated by the Company without cause (as defined), he will receive: (i) base salary through the date of termination; (ii) a pro rata annual bonus based upon his maximum bonus opportunity for the year; (iii) immediate vesting of all incentive awards; (iv) immediate vesting of all stock options and restricted stock that would otherwise have vested within the following three years, and extension of the stock option exercise period until the earlier of the option expiration date or the fifth anniversary of the employment termination date; (v) a severance payment in an amount equal to the product of (a) the number of years (including fractional years), but not in excess of three, by which the termination date precedes his 65th birthday, multiplied by (b) the sum of his annual base salary, as in effect immediately prior to termination, plus the average of his three most recent annual bonuses paid or determined; (vi) continuation of all health and welfare benefits for the number of years

(including fractional years), but not in excess of three, by which the termination date precedes his 65th birthday; and (vii) SERP retirement or early retirement benefits calculated as if he had terminated employment at an age equal to the lesser of 62, or the sum of his actual age plus three.

     If Mr. Honeycutt’s employment is terminated by the Company for cause, he will receive: (i) base salary through the date of termination; (ii) a 90-day period (or until the option expiration date, if earlier) to exercise stock options that are vested on the employment termination date; and (iii) SERP retirement benefits if he is 62 or older on the employment termination date, as described under “Defined Benefit Plans; Supplemental Executive Retirement Plan” above.

     If Mr. Honeycutt’s employment is terminated for disability or by death, he or his estate will receive: (i) base salary through the date of termination; (ii) a pro rata annual bonus based upon his maximum bonus opportunity for the year; (iii) immediate vesting of all incentive awards; (iv) immediate vesting of all stock options and restricted stock; and (v) SERP death or disability benefits as described under “Defined Benefit Plans; Supplemental Executive Retirement Plan” above.

     In December 2005, in order to comply with Section 409A of the Internal Revenue Code and the guidance issued by the Treasury Department thereunder, Mr. Honeycutt’s employment agreement was amended to provide for a potential 6-month delay in payments and benefits provided under the agreement following certain terminations of Mr. Honeycutt’s employment. The amended employment agreement provides for the crediting of interest during any such payment or benefits delay period.

Stock Performance

     The following graph compares the cumulative total return on CSC stock during the last five fiscal years with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Goldman Sachs Technology Services Index.

COMPARISON OF CUMULATIVE TOTAL RETURN

Indexed Return (2001 = $100)*

	Return	Return	Return	Return	Return
	FY 2002	FY 2003	FY 2004	FY 2005	FY 2006	CAGR
CSC Common Stock	56.88%	-35.86%	24.44%	11.42%	22.30%	11.28%
S&P 500 Index	0.24%	-24.76%	35.12%	6.69%	11.73%	3.97%
Goldman Sachs Technology Services Index	20.16%	-44.16%	36.27%	3.06%	21.75%	2.79%
____________________

*	Assumes $100 invested on April 1, 2001 in Computer Sciences Corporation Common Stock, the S&P 500 Index, and the Goldman Sachs Technology Services Index. Indexed amounts and return percentages assume a March 31 fiscal year end.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee has appointed Deloitte & Touche LLP as independent auditors for fiscal year 2007. As a matter of good corporate governance, the Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification at the Annual Meeting. If stockholders do not ratify the appointment of auditors, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2008 fiscal year.

     We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting. He or she will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Fees

     The following table summarizes the aggregate fees billed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which include Deloitte Consulting, for services provided during the last two fiscal years:

	FY2006	FY2005
Audit Fees [1]	$ 8,016,000	$ 7,846,000
Audit-Related Fees [2]	1,773,000	2,680,000
Tax Fees [3]	2,917,000	2,962,000
All Other Fees [4]	52,000	34,000
	$12,758,000	$13,522,000
____________________

1.	Includes fees associated with the audit of our consolidated annual financial statements, review of our consolidated interim financial statements, statutory audits of international subsidiaries and, beginning with fiscal year 2005, the audit of our internal control over financial reporting.

2.	Consists primarily of fees for third party data center reviews, accounting research, employee benefit plan audits and, for fiscal year 2005, special audits of subsidiaries we divested.

3.	Consists of fees for tax compliance and consultation, and expatriate tax services.

4.	Consists primarily of technical training services and, for fiscal year 2005, government contract advisory and technical training services.

Pre-Approval Policy

     The Audit Committee pre-approves all audit, audit-related and tax services (other than prohibited non-audit services) to be provided by the independent auditors. The Committee has delegated to its Chairman the authority to pre-approve all other services to be provided by the independent auditors, up to an aggregate of $50,000 each fiscal year. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Vote Required

     A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2007.

PROPOSAL 4:

STOCKHOLDER PROPOSAL -- BOARD INCLUSIVENESS

     The Company has been informed that a stockholder intends to introduce the following resolution at the Annual Meeting. Upon receiving an oral or written request therefor, CSC will furnish the name and address of the stockholder submitting the proposal.

     WHEREAS

     Computer Sciences currently has a distinguished board of eight persons, all of whom are white males;

     We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore it be

     RESOLVED that the shareholders request the Board:

1.	In connection with its search for suitable Board candidates, to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

2.	To publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

3.	To report to shareholders, at reasonable expense (and omitting proprietary information) by December 2006:

	a.	On its efforts to encourage diversified representation on the board;

	b.	Whether, in the nominating committee’s charter or its procedures, diversity is included as a criterion in selecting the total membership of the Board.

SUPPORTING STATEMENT

     Recent corporate scandals resulted in the enactment of the Sarbanes-Oxley Act and both the stock exchanges and the SEC have taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater board and committee independence. We believe that in order to enhance such independence it is necessary for corporations to aggressively seek diversity by gender, age and race among their board candidates. As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. Several corporations (including JPMorganChase, Coke, Johnson & Johnson, Pfizer, Proctor and Gamble and Time/Warner) have included their commitment to board diversity (by gender and race) in the charter for their nominating committee (both NYSE and NASDAQ now require committee charters). We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of their decision making and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide.

     We note that only a relatively small number of S&P 500 companies have all white male boards. We believe that many publicly held corporations have benefited from the perspectives brought by many well-qualified board members who are women or minority group members. For that reason, some institutional investors are pressuring companies to diversify their boards. For example, the 2003 corporate governance guidelines of America’s largest institutional investor (TIAA-CREF) calls for diversity of directors by experience, sex, age and race.

     Similarly, in 2002 the $20 billion Connecticut Retirement and Trust Funds launched a “board diversity initiative.” “My first priority as treasurer is the bottom line,” said Connecticut State Treasurer, Denise Nappier. “Greater diversity leads to better corporate governance, which is good for Connecticut’s investments. I regard diversity as key to the functioning of an effective board. In a complex global market you need to pick from the largest pool of talent available to you,” said Ms. Nappier.

     We urge the Board to enlarge its search for qualified members by casting a wider net.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

     There are many factors that contribute to good directors. The Board believes that its director nomination process, which focuses on the overall qualifications of director candidates, including gender, race, ethnicity and other factors, is the best means of recruiting individuals with the appropriate qualifications to serve as directors.

     The Board also believes that the implementation of a fixed timeline for inclusion of any category of directors might limit the Board’s ability to select the most qualified director candidates, and would not be in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires CSC directors and executive officers, and persons who own more than 10% of the CSC stock, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of CSC stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of information furnished to us, reports filed through us and representations that no other reports were required, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with in a timely manner during the fiscal year ended March 31, 2006.

Stockholder Proposals and Nomination of Directors at the 2007 Annual Meeting

     Stockholders may submit proposals, including director nominations, for consideration at the 2007 Annual Meeting of Stockholders.

     Stockholder Proposals. For a stockholder proposal to be considered for inclusion in CSC’s proxy statement for the 2007 Annual Meeting, the written proposal must be received by CSC’s Corporate Secretary at our principal executive offices not later than February 22, 2007. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then the deadline for inclusion of a stockholder proposal in CSC’s proxy statement is instead a reasonable time before CSC begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

          Corporate Secretary
          Computer Sciences Corporation
          2100 East Grand Avenue
          El Segundo, California 90245
          Facsimile: (310) 322-9767

     For a stockholder proposal that is not intended to be included in CSC’s 2007 proxy statement for the 2007 Annual Meeting, timely notice of the proposal in proper written form must be given to CSC’s Chairman of the Board, Chief Executive Officer or Secretary in accordance with the requirements set forth in our Bylaws. To be timely, the notice must be delivered to or mailed and received at our principal executive offices between March 3, 2007 and April 2, 2007. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then, in order to be timely, notice of the stockholder proposal must be so received not later than the 10th day after the earlier of (i) the day upon which the annual meeting date is first publicly disclosed, or (ii) the day upon which the notice of annual meeting is mailed.

     Nomination of Director Candidates. The Nominating/Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own in excess of 1% of the outstanding CSC stock. Any such recommendation for director nominees at the 2007 Annual Meeting must be submitted to the Committee, in care of the Corporate Secretary, and received at our principal executive offices by the deadline set forth above for receipt of stockholder proposals to be considered for inclusion in CSC’s proxy statement. See “Corporate Governance; Director Nomination Process” on page 7 above for a list of items that should be included with the submission and a description of the Nominating/Corporate Governance Committee’s evaluation process.

     Copy of Bylaw Provisions. You may contact CSC’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. CSC’s Bylaws are also available on the Company’s Website, www.csc.com, under “Corporate Governance.”

Householding; Availability of 2006 Annual Report and Proxy Statement

     The SEC permits the Company to deliver a single proxy statement and annual report to an address shared by two or more stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for the Company. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. If you would like an additional copy of the 2006 Annual Report or this proxy statement, these documents are available on the Company’s Website, www.csc.com, under “Investor Relations/SEC Filings.” They are also available without charge to any stockholder, upon request, by calling 800.542.3070 or writing to:

          Investor Relations
          Computer Sciences Corporation
          2100 East Grand Avenue
          El Segundo, California 90245

     If you share the same address with other CSC stockholders and would like to start or stop householding for your account, you can call 800.542.1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).

     If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Appendix A

INDEPENDENCE STANDARDS

     A director is “independent” if the Board of Directors has determined that he or she has no material relationship with Computer Sciences Corporation or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not “independent” if:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

2.	The director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard;

3.	(a) The director, or an immediate family member of the director, is a current partner of the Company’s internal or external auditor; (b) the director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee; or

5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

     An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

A-1

Appendix B

COMPUTER SCIENCES CORPORATION

2006 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

SECTION 1.     PURPOSE

     The purpose of this 2006 Non-Employee Director Incentive Plan (“Plan”) of Computer Sciences Corporation, a Nevada corporation (the “Company”), is to enable the Company to attract, retain and motivate its Non-Employee Directors by providing for or increasing their proprietary interests in the Company.

SECTION 2.     CERTAIN DEFINITIONS

     As used in this Plan, the following terms have the meanings set forth below:

(a)	“Award” means any Option, Restricted Stock, RSU or Performance Award.

(b)	“Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing any Award granted hereunder, in a form approved by the Administrator that is executed or acknowledged by both the Company and the Participant.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” means a “change in control,” as defined in Section 409A.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Fair Market Value” means, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Administrator. Unless the Administrator shall determine otherwise, the Fair Market Value of a Share on any day means the last sale price, regular way, of a Share on such day (or in case the principal United States national securities exchange on which the Shares are listed or admitted to trading is not open on such date, the next preceding date upon which it is open), or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal United States national securities exchange on which the Shares are listed or admitted to trading.

(h)	“Fiscal Year” means a fiscal year of the Company.

(i)	“Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its subsidiaries.

(j)	“Option” means a stock option granted hereunder that is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

(k)	“Participant” means a Non-Employee Director who is selected by the Administrator to receive an Award under this Plan.

(l)	“Performance Award” means an Award which provides for payment or settlement in Restricted Stock, RSUs, Shares, cash, other property, or any combination of the foregoing, based on the achievement of specified performance goals during a specified Performance Period.

(m)	“Performance Period” means that period established by the Administrator at the time any Award is granted or at any time thereafter during which any performance goals specified by the Administrator with respect to such Award are to be measured.

(n)	“Restricted Stock” means any Share issued hereunder with the restriction that the holder may not sell, assign, transfer, pledge or otherwise encumber such Share, and with such other restrictions as the Administrator, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Administrator may deem appropriate.

(o)	“Restricted Stock Unit” or “RSU” means a right granted hereunder to receive a specified number of Shares, or cash based on the Fair Market Value of such Shares, upon vesting or at a later date permitted in the Award Agreement.

(p)	“Section 409A” means Section 409A of the Code, together with the regulations and other Treasury department guidance promulgated thereunder.

(q)	“Shares” means shares of the Common Stock, par value $1.00 per share, of the Company, as adjusted in accordance with Section 5(d) hereof.

(r)	The “Value” of a Performance Award means the sum of the following:

(i) the amount of cash payable pursuant to the Performance Award; plus

(ii) the Fair Market Value of the Shares issuable (as Shares or Restricted Stock, or pursuant to RSUs) or other property deliverable in settlement of the Performance Award, determined as of the date or dates of settlement.

SECTION 3.     ADMINISTRATION

     This Plan shall be administered by the Board or, in the Board’s discretion, a committee of the Board consisting of at least three directors, each of whom:

(x)	is “independent” for purposes of the Company’s Corporate Governance Guidelines;

(y)	is a “non-employee director” for purposes of Rule 16b-3(b)(3) promulgated under the Exchange Act; and

(z)	is an “outside director” for purposes of Section 162(m) of the Code.

     The administrator of the Plan shall be referred to herein as the “Administrator.”

     Subject to the provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(a)	adopt, amend and rescind rules and regulations relating to this Plan;

(b)	determine which persons are Non-Employee Directors, and to which of such Non-Employee Directors, if any, Awards shall be granted hereunder;

(c)	grant Awards to Non-Employee Directors and determine the terms and conditions thereof, including the number of Shares and/or the amount of cash issuable pursuant thereto;

(d)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, or canceled or suspended;

(e)	determine whether, and the extent to which adjustments are required pursuant to Section 5(d) hereof; and

(f)	interpret and construe this Plan and the terms and conditions of all Awards granted hereunder.

     Decisions of the Administrator shall be final, conclusive and binding upon all persons and entities, including the Company, all stockholders of the Company, all Non-Employee Directors, all Participants and all persons claiming under Award Agreements.

SECTION 4.     ELIGIBILITY

     Any Non-Employee Director shall be eligible to be selected as a Participant.

SECTION 5.     SHARES SUBJECT TO THIS PLAN

(a)	The maximum aggregate number of Shares that may be issued pursuant to all Awards granted under this Plan shall be 100,000, subject to adjustment as provided in Section 5(d) hereof.

(b)	For purposes of Section 5(a) hereof, the number of Shares issued pursuant to an Award shall be equal to:

(i) the number of Shares actually issued pursuant to such Award; minus

(ii) the number of Shares tendered in payment of the exercise price of such Award.

Any Shares which are subject to an Award that terminates by expiration, forfeiture, cancellation or otherwise, or which are subject to any part of an Award that is settled in cash in lieu of Shares, shall not be deemed issued pursuant to such Award for purposes of Section 5(a) hereof.

(c)	Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares purchased in the open market or otherwise.

(d)	If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or if cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Administrator shall make appropriate and proportionate adjustments, as of the date of such transaction, in:

(i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to outstanding Awards, and the exercise price of outstanding Options; and

(ii) the maximum number and type of shares or other securities that may be issued pursuant to all Awards granted under this Plan, as set forth in Section 5(a) hereof.

SECTION 6.     STOCK OPTIONS

     Options may be granted hereunder to Participants. All Options shall be subject to the following terms and conditions, and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall deem desirable:

(a)	Exercise Price. The exercise price per Share of an Option shall be determined by the Administrator in its sole discretion.

(b)	Option Period. The term of each Option shall be fixed by the Administrator in its sole discretion; provided, however, that no Option shall be exercisable after the expiration of ten years from the date of grant of the Option.

(c)	Exercisability. Options shall be exercisable at such time or times as determined by the Administrator, in its sole discretion, at or subsequent to grant. In the sole discretion of the Administrator, an Option may provide for accelerated vesting in the event of the Participant’s death, disability or termination of service as a Non-Employee Director. In addition, the vesting of an Option may be accelerated pursuant to Section 9 hereof upon a Change in Control.

(d)	Method of Exercise. Subject to the other provisions of this Plan, the exercise price of an Option may be paid in such form or forms as the Administrator may specify in the applicable Award Agreement, including, without limitation, by the delivery of cash, Shares or other consideration (including, where permitted by law and the Administrator, Awards), or any combination of the foregoing, having a Fair Market Value on the exercise date equal to the total exercise price.

SECTION 7.     RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     Restricted Stock and RSUs may be granted hereunder to Participants. All Restricted Stock and RSUs shall be subject to the following terms and conditions, and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall deem desirable:

(a)	Restrictions. The restrictions applicable to each grant of Restricted Stock and the vesting provisions applicable to each grant of RSUs shall be determined by the Administrator, in its sole discretion, and may either be based on (i) the Participant’s continued service as a Non-Employee Director (“time-base vesting”) or (ii) the achievement of specified performance goals during a specified Performance Period (“performance-based vesting”).

(b)	Accelerated Vesting. The vesting of Restricted Stock or RSUs may, in the sole discretion of the Administrator, be accelerated in the event of the Participant’s death, disability or termination of service as a Non-Employee Director, or may be accelerated pursuant to Section 9 hereof upon a Change in Control.

(c)	Voting and Dividend Rights. Unless the Administrator, in its sole discretion, shall determine otherwise, all Restricted Stock shall have full voting and dividend rights, and all RSUs shall have full dividend rights.

(d)	Stock Certificates. Restricted Stock issued hereunder may be evidenced in such manner as the Administrator, in its sole discretion, shall deem appropriate, including, without limitation, book-entry registration or the issuance of a stock certificate or certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

SECTION 8.     PERFORMANCE AWARDS

     Performance Awards may be granted hereunder to Participants. All Performance Awards shall be subject to the following terms and conditions, and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall deem desirable:

(a)	The performance goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Administrator, in its sole discretion; provided, however, that each Performance Period shall be not less than one year (or if less, the period between subsequent annual meetings of the Company’s stockholders), except with respect to newly elected Non-Employee Directors.

(b)	Except as provided in Section 9 hereof, Performance Awards shall be paid or settled only after the end of the relevant Performance Period.

(c)	The performance levels to be achieved for each Performance Period and the amount of Restricted Stock, RSUs, Shares, cash or other property to be issued, paid or distributed shall be conclusively determined by the Administrator.

(d)	Performance Awards may be paid or settled in a lump sum or in installments following the close of the Performance Period, or, in accordance with procedures established by the Administrator, on a deferred basis in compliance with Section 409A, if applicable.

SECTION 9.     CHANGE IN CONTROL

     Notwithstanding any other provision of this Plan to the contrary, unless an Award Agreement shall specify otherwise, upon the date of a Change in Control:

(a)	all outstanding Options that have not vested in full on or prior thereto shall be fully vested and exercisable;

(b)	all restrictions applicable to outstanding Restricted Stock shall lapse in full;

(c)	all outstanding RSUs that have not vested in full on or prior thereto shall be fully vested; and

(d)	all Performance Awards shall be considered earned and payable at the greater of (i) their Value based on actual levels of achievement to date or (ii) their target Value (prorated, in each case, if the Change in Control occurs during the Performance Period), and shall be immediately paid or settled.

SECTION 10.     AMENDMENTS AND TERMINATION

     The Board may amend, alter, suspend, discontinue or terminate this Plan, or any portion thereof, at any time and in any manner; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without:

(a)	the approval of the Company’s stockholders, if:

	(i)	such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply,

	(ii)	such approval is required by the New York Stock Exchange or the Securities and Exchange Commission, or

	(iii)	such amendment, alteration, suspension, discontinuation or termination would materially increase the benefits accruing to Participants, materially increase the maximum number of shares or other securities which may be issued under this Plan, materially modify this Plan’s eligibility requirements or in any way modify or change Section 11(a) hereof; and

(b)	the consent of each Participant whose rights under any outstanding Award would be impaired by such action.

     The Administrator may amend, prospectively or retroactively, the terms of any outstanding Award; provided, however, that no such amendment shall impair the Participant’s rights under such Award without his or her consent.

SECTION 11.     GENERAL PROVISIONS

(a)	Repricing Prohibited. Outstanding Options shall not be repriced without the approval of the Company’s stockholders. “Repricing” means any of the following, or any other action that has the same effect:

(i) lowering the exercise price of an Option after it is granted; or

(ii) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another option, restricted stock, or other equity (whether granted under this Plan or otherwise), unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction;

provided, however, that the term “repricing” does not include any adjustment made pursuant to Section 5(d) hereof.

(b)	Nontransferability of Awards. Unless the Administrator determines otherwise at the time the Award is granted or thereafter:

(i) no Award, and no Shares subject to an outstanding Award as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or the laws of descent and distribution; provided, however, that if so permitted by the Administrator, a Participant may designate a beneficiary to exercise his or her rights under any Award after his or her death; and

(ii) each Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by his or her guardian or legal representative.

(c)	Award Entitlement. No Non-Employee Director or Participant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Non-Employee Directors or Participants under this Plan.

(d)	Requirement of Award Agreement. The prospective recipient of any Award under this Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, unless and until both the Company and such recipient shall have either executed an Award Agreement evidencing the Award and the recipient shall have delivered a copy thereof to the Company.

(e)	Termination, Forfeiture and Disgorgement. The Administrator shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be terminated or forfeited, or the Participant should be required to disgorge to the Company any gains attributable to the Award. Such circumstances may include, without limitation, the following actions by a Participant:

(i) competing with the Company or participating in any enterprise that competes with the Company; and

(ii) using or disclosing, other than as expressly authorized by the Company or a Subsidiary, any confidential business information or trade secrets that the Participant obtains during the course of his or her service as a Non-Employee Director.

(f)	Compliance with Securities Laws. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Administrator, in its sole discretion, has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(g)	Award Deferrals. The Administrator shall have full power and authority to establish procedures in compliance with Section 409A, if applicable, pursuant to which the payment or settlement of any Award may be deferred.

(h)	Governing Law. The validity, construction and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Nevada and applicable U.S. federal law.

(i)	Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

SECTION 12.     TERM OF PLAN

     This Plan is effective as of May 22, 2006, the date upon which it was approved by the Board; provided, however, that no Award may be granted under this Plan until it has been approved by the stockholders of the Company. No Award may be granted under this Plan after May 22, 2016, but any award granted prior to that date may extend beyond that date.

C/O MELLON INVESTOR SERVICES P.O. BOX 3315 SOUTH HACKENSACK, NJ 07606	VOTE BY INTERNET - www.proxyvote.com

Use the Internet up until 11:59 p.m. Eastern Daylight Time on July 30, 2006 to transmit your voting instructions and to enroll for electronic delivery of subsequent stockholder communications. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Computer Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1.800.690.6903

To transmit your voting instructions, use any touch-tone telephone up until 11:59 p.m. Eastern Daylight Time on July 30, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to Computer Sciences Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Note: Proxy voting instructions for shares held in the Company’s Matched Asset Plan must be given by 11:59 p.m. Eastern Daylight Time on July 26, 2006.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	COMSC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPUTER SCIENCES CORPORATION

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Vote On Directors
1.	To elect nominees to the CSC Board of Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
					All	For All	Except

01) Irving W. Bailey, II, 02) David J. Barram,
	03) Stephen L. Baum, 04) Rodney F. Chase,				☐	☐	☐
05) Van B. Honeycutt, 06) F. Warren McFarlan,
07) Thomas H. Patrick.

Vote On Proposals		For	Against	Abstain	The Board of Directors recommends a vote “AGAINST” Stockholder Proposal 4. For Against Abstain

2.	Approval of 2006 Non-employee Director Incentive Plan	☐	☐	☐	4. Stockholder Proposal regarding Board Inclusiveness ☐ ☐ ☐

3.	To ratify the appointment of independent auditors	☐	☐	☐

Please sign, date and return this Proxy promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership, or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and elect to vote by ballot, such vote will supersede this Proxy.

For address changes and/or comments, please check this box and write them on the back where indicated				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

IMPORTANT NOTICE TO SHAREHOLDERS

VOTING PREVENTS ESCHEATMENT

Most states have escheatment laws which require CSC to transfer shareholder accounts when they meet that state’s criteria for abandoned property. These laws require CSC to issue a replacement stock certificate to the applicable state and the certificate in the shareholder’s possession is cancelled on the records of CSC’s transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted CSC’s Shareholder Services department or CSC’s transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that CSC has your current address. If you have moved, please provide your new address to CSC’s transfer agent: Mellon Investor Services, P.O. Box 3315, South Hackensack, New Jersey 07606; telephone 800.676.0654; and Internet address: www.MellonInvestor.com/isd. Please inform Mellon Investor Services if you have multiple accounts or hold stock under more than one name.

For additional information, the CSC Shareholder Services and automated literature request line is available at telephone 800.542.3070.

Note: CSC employees are requested to notify the CSC Service Center (telephone 877.612.2211) of any address change or their local Human Resources representative if not supported by the CSC Service Center.

COMPUTER SCIENCES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, JULY 31, 2006

     The undersigned hereby appoints VAN B. HONEYCUTT, MICHAEL E. KEANE and HAYWARD D. FISK, and each of them, with full power of substitution and discretion in each of them, as the proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Computer Sciences Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Computer Sciences Corporation to be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 10:00 a.m., Pacific Daylight Time, on July 31, 2006, and at any adjournments or postponements thereof, and to consider any other matter properly coming before the meeting.

     If more than one of such proxies or substitutes shall be present and vote, a majority thereof shall have the powers hereby granted, and if only one of them shall be present and vote, he shall have the powers hereby granted.

     This card also provides voting instructions for shares, if any, held in the Company’s Matched Asset Plan.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR 1) THE ELECTION OF DIRECTORS; 2) APPROVAL OF THE 2006 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN; AND 3) RATIFICATION OF THE INDEPENDENT AUDITORS; AND AGAINST 4) THE STOCKHOLDER PROPOSAL REGARDING BOARD INCLUSIVENESS. FOR SHARES HELD IN THE COMPANY’S MATCHED ASSET PLAN, IF YOU DO NOT TIMELY VOTE, THAT IS ALSO HOW THE SHARES ALLOCATED TO YOUR ACCOUNT WILL BE VOTED, UNLESS THE BANK OF NEW YORK (THE TRUSTEE FOR THOSE SHARES) DETERMINES TO VOTE THOSE SHARES OTHERWISE, CONSISTENT WITH ITS OBLIGATIONS UNDER ERISA.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PROXY

If you do not timely vote by Internet, telephone or mailing your completed proxy card, or attend the meeting and vote by ballot, these shares cannot be voted except for non-voted shares allocated to your MAP account, which will be voted as set forth above.